Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS SUBMITS PV-10 PHASE 3 MELANOMA PROTOCOL TO FDA

KNOXVILLE, TN, November 6, 2014— Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announced today that it has submitted its phase 3 protocol for evaluation of PV-10 for treatment of locally advanced cutaneous melanoma to the FDA. The FDA is expected to review the submission and comment on the proposed study population, clinical endpoints, and statistical analyses within 30 to 45 days. Provectus believes details of the protocol will be available publicly on www.clinicaltrials.gov within the next few days.

The submission of the protocol follows completion of the due diligence audit of Provectus’ regulatory documents for PV-10 and PH-10. The purpose of the audit was to ensure that all the regulatory documents were in order.

Provectus anticipates few, if any, significant issues to arise from review of the protocol based on the substantive contact it has had with the FDA since the Company had its Type C meeting with the Agency on December 16, 2013. In particular in its letter of May 16, 2014 to the Company, the FDA gave guidance on assessment methods and endpoints that Provectus has incorporated into its phase 3 submission.

Shareholders received a letter from the CEO dated July 8, 2014 that detailed these interactions with the FDA. The letter read in part, “The primary endpoint of the study is progression-free survival (PFS) assessed using standard RECIST 1.1 criteria. Secondary endpoints are complete response rate and overall survival. Progression-free survival and overall survival are standard endpoints for oncology approvals. With these assessment methods and endpoints we’re following what the FDA has suggested to document the clinical benefit to patients after intralesional injection. And, we’ll measure patient reported outcomes to better characterize the relationship between complete response and symptoms of locally advanced cutaneous melanoma, such as pain and bleeding.”

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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